Exhibit 99.1

Lydall, Inc.	Facsimile 860 646-8847
One Colonial Road	www.lydall.com
Manchester, CT 06040	Contact:
Telephone 860 646-1233	Steven W. Thompson

FOR IMMEDIATE RELEASE

LYDALL ANNOUNCES QUARTER ENDED MARCH 31, 2003 FINANCIAL RESULTS

MANCHESTER, CT, April 30, 2003 — LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2003.

For the quarter, net income was $2.1 million, or $.13 per diluted share (including a $0.5 million pre-tax charge, or $.02 per diluted share for the consolidation of our e-commerce functions) compared to $3.1 million, or $.19 per diluted share for the quarter ended March 31, 2002. Net sales for the first quarter increased by 17.9% to $70.4 million (12.9% net of the effects of foreign currency translation) compared to $59.7 million for the same period of 2002.

For the quarter, gross margin on net sales was 24.4% compared to 27.4% for the first quarter of 2002. The decrease in gross margin compared to the first quarter of 2002 is attributable primarily to the year-over-year change in gross margin performance at the Columbus, Ohio factory. Other factors contributing to the gross margin decrease were higher insurance and pension costs compared to 2002, higher energy costs, and unfavorable production variances at certain operations in both the Filtration/Separation and Thermal/Acoustical Segments.

For the quarter ended March 31, 2003, Net Cash Used for Operating Activities was $4.0 million, compared to Net Cash Provided by Operating Activities of $0.1 million for the same period of 2002. Selling, product development, and administrative expenses were $13.6 million, compared to $11.4 million for the first quarter of 2002. Of the $2.2 million year-over-year increase in selling, product development, and administrative expenses, $1.1 million related to non-recurring expenses for the aforementioned e-commerce consolidation, investigation of previously disclosed issues at the Columbus, Ohio facility, and consulting fees.

Christopher R. Skomorowski, President and Chief Executive Officer, said: “This has been an extremely challenging quarter for Lydall. The Columbus Operation, although improved from the fourth quarter of 2002, is still operating at a loss. We anticipate that the Columbus Operation will essentially be at a break-even operating point by the end of the second quarter of this year. Compounding the effect of these losses in the first quarter of this year were the professional fees we incurred to investigate the issues at that location. Those costs were incurred at a time when we were also incurring incremental expenses to increase our efficiency and support new business.”

Mr. Skomorowski continued, “We do not believe that the results of the first quarter reflect the strength of our underlying businesses, nor our ability to deliver the results our shareholders expect. We experienced strong organic growth of our thermal/acoustical products during the quarter due to new platform and product ramp-ups, as well as continued strength for air

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filtration media in Europe. We will continue to focus on controlling our costs and improving our efficiency, even while we build the necessary infrastructure to support our new business.”

Conference Call

Lydall will host a conference call today at 2:00 p.m. EDT to discuss its first quarter results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 481-9591 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with 11 operations in the U. S., one in France, one in Germany, and offices in Japan, Singapore and Taiwan, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Stockholders are referred to Lydall’s Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward-Looking Information,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for approximately 51% of Lydall’s first quarter 2003 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. In addition, the timing and degree of success of new-product programs may impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Steven W. Thompson, Vice President—Investor Relations, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.

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LYDALL, INC.

Summary of Operations

In thousands except per share data

(Unaudited)

	First Quarter Ended March 31,
	2003	2002
Net sales	$70,367	$59,685
Cost of sales	53,180	43,311

Gross margin	17,187	16,374
Selling, product development and administrative expenses	13,643	11,448

Operating income	3,544	4,926

Other (income) expense:
Investment income	(11)	(15)
Interest expense	255	183
Foreign currency transaction losses, net	23	7
Other, net	—	(24)

	267	151

Income before income taxes	3,277	4,775
Income tax expense	1,163	1,676

Net income	$2,114	$3,099

Basic earnings per common share	$0.13	$0.19
Diluted earnings per common share	$0.13	$0.19

Weighted average common shares outstanding	16,079	15,986
Weighted average common shares and equivalents outstanding	16,156	16,190

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LYDALL, INC.

Summary of Segment Information

In thousands

(Unaudited)

	First Quarter Ended March 31,
	2003	2002
Net Sales
Thermal/Acoustical	$44,468	$34,693
Filtration/Separation	18,478	17,007
Other Products and Services	7,957	8,423
Reconciling Items	(536)	(438)

Consolidated Totals	$70,367	$59,685

Operating Income
Thermal/Acoustical	$5,416	$5,186
Filtration/Separation	2,633	2,791
Other Products and Services	557	686
Reconciling Items	(5,062)	(3,737)

Consolidated Totals	$3,544	$4,926

Financial Position
In thousands except ratio data
	March 31, 2003	December 31, 2002
	(Unaudited)

Cash and cash equivalents	$1,063	$2,596
Working capital	$53,285	$44,593
Total debt	$32,861	$25,914
Stockholders' equity	$132,867	$130,068
Total capitalization	$165,728	$155,982
Current ratio	2.29	2.09
Total debt to total capitalization	0.20	0.17

Common Stock Data
First Quarter Ended March 31,
	2003	2002
High	$12.46	$14.96
Low	$8.50	$9.72
Close	$8.80	$14.18

1,337,700 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange during the first quarter of 2003.